Exhibit 32.2
Certification

Pursuant to 18 U.S.C. § 1350, the undersigned officer of The Madison Square Garden Company (the “Company”), hereby certifies, to such officer's knowledge, that the Company's Annual Report on Form 10-K for the period from July 1, 2013 to June 30, 2014 (the “Report”) fully complies with the requirements of §13(a) or §15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 20, 2014

/s/ Robert M. Pollichino
Robert M. Pollichino
Executive Vice President and Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.